Exhibit 99.1

Fidelity National Financial Completes Acquisition of FGL Holdings

JACKSONVILLE, Fla., June 1, 2020 /PRNewswire/ — Fidelity National Financial, Inc. (NYSE: FNF) (“FNF”) and FGL Holdings (“F&G”), today announced the completed acquisition of FGL Holdings by FNF on June 1, 2020. Under the terms of the definitive agreement, FNF issued approximately 27 million shares of FNF common stock and paid approximately $1.8 billion in cash to former holders of FGL ordinary and preferred shares.

“We are excited to have closed the acquisition of F&G ahead of schedule and are thrilled to welcome F&G’s employees and policyholders into the FNF family,” commented FNF Chairman William P. Foley, II. “The F&G brand has a long and respected history in the life insurance and annuity industries. The acquisition of F&G offers FNF entry to an industry that is counter-cyclical to FNF’s title insurance business. FNF’s size, scale, and financial strength provides F&G with strategic advantages to grow and capitalize on incremental organic and inorganic growth opportunities.”

F&G is a provider of annuity and life insurance products, providing deferred annuities, including fixed indexed annuities, fixed rate annuities and indexed universal life insurance.

“The team at F&G is excited to join the FNF family of companies, and we believe that, under the ownership and guidance of FNF, we will be able to power growth in our core channels, jump start our expansion into new channels, and accelerate our path towards higher ratings. All of this will allow us to provide terrific career opportunities for our team members and enable us to execute on our mission to help more people turn their aspirations into reality,” added Chris Blunt, F&G President and Chief Executive Officer.

BofA Securities and Trasimene Capital Management served as the advisors to the Special Committee of FNF, Weil, Gotshal & Manges LLP served as legal advisor to the FNF Special Committee, and Willkie Farr & Gallagher LLP served as the legal advisor to FNF.

Credit Suisse served as financial advisor to F&G, and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to F&G. Houlihan Lokey served as financial advisor to the F&G Special Committee, and Kirkland & Ellis LLP served as legal advisor to the F&G Special Committee.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About FGL Holdings

FGL Holdings-the F&G family of insurance companies-is committed to helping people turn their aspirations into reality. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. F&G is a wholly-owned subsidiary of FNF and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.bm.

Cautionary Note Regarding Forward-Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements relating to F&G and FNF, including statements relating to the completed transaction and related matters. Such statements are subject to risks and uncertainties, many of which are beyond the control of F&G and FNF, that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of the management of F&G and FNF, respectively. Forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: (1) changes in general economic, business and political conditions, including changes in the financial markets; (2) the outcome of any legal proceedings that may be instituted against F&G or FNF following the closing of the completed transaction; (3) the risk that the transaction disrupts current plans and operations of F&G or FNF as a result of the closing thereof; (4) the ability to recognize the anticipated benefits of the completed transaction, which may be affected by, among other things, competition, the ability of the management of F&G and FNF to grow and manage their respective businesses profitably and to retain their key employees, including those experienced with post-transaction integration efforts; (5) costs related to the completed transaction; (6) changes in applicable laws or regulations; (7) the risk that the mergers may not be treated as a single integrated transaction that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case the completed transaction would be treated as a taxable sale by U.S. Holders of their F&G shares in exchange for the merger consideration; (8) the possibility that F&G or FNF may be adversely affected by other economic, business, and/or competitive factors, as well as the impact on the business, operations, results of operations and trading prices of the shares of F&G and FNF arising out of the COVID-19 outbreak; (9) the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized; and (10) other risks and uncertainties identified in F&G’s and FNF’s filings with the U.S. Securities and Exchange Commission. Each of F&G and FNF cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither F&G nor FNF undertakes or accepts any obligation or undertaking to release any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither F&G nor FNF undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by law.

FNF-G

SOURCE Fidelity National Financial, Inc.

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com